EXHIBIT 99.1

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Corporation Reports Second Quarter 2025
Financial and Operating Results
Houston, Texas (August 12, 2025) – Summit Midstream Corporation (NYSE: SMC) (“Summit”, “SMC” or the “Company”) announced today its financial and operating results for the three months ended June 30, 2025.
Highlights
•Second quarter 2025 net loss of $4.2 million, adjusted EBITDA of $61.1 million, cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $32.4 million and free cash flow (“FCF”) of $9.2 million
•Connected 47 wells during the second quarter and maintained an active customer base with three drilling rigs, and an additional rig expected in the Arkoma, with over 100 DUCs behind our systems
•Anchor customer in the Arkoma Basin expected to begin drilling a 20-well program with completions starting in the fourth quarter of 2025 through the first half of 2026
•Executed a 10-year extension of certain gathering agreements with key customer in the Williston Basin
•Executed a new precedent agreement for 100 MMcf/d of firm capacity on the Double E Pipeline, with Q4 2026 expected in-service date and 10-year term
•SMC added to the Russell 3000, Russell 2000, and Russell Microcap Indexes during the June 30, 2025 FTSE Russell reconstitution
•Expect year-end financial results to be near the low end of our original 2025 Adjusted EBITDA guidance range of $245 million to $280 million
Management Commentary
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “We generated $61.1 million of Adjusted EBITDA in the second quarter, slightly below our expectations at the midpoint of our guidance range, and connected 47 wells to our systems. The primary driver of underperformance relative to internal expectations this quarter was the timing and performance of certain wells in the DJ and Arkoma Basins, as well as lower than expected realized commodity prices in the DJ Basin. We view the timing impacts as temporary in nature and expect to recover the associated volumes in the second half of this year and into 2026. While crude oil prices have recovered and natural gas prices remain supportive, customers have not reverted development timing back to their original plans established earlier in the year, and as such we expect to be near the low end of our 2025 Adjusted EBITDA guidance range.
From a commercial perspective we remain active across the footprint. In the Arkoma, our key customer is expected to start an incremental 20-well development program, with a drilling rig scheduled to return in the third quarter and completions beginning in the fourth quarter of 2025 through the second quarter of 2026. In the Rockies we are actively pursuing several organic growth opportunities associated with sizeable incremental development programs beginning in 2026, as well as a few targeted bolt-on acquisitions to continue to expand our footprint, service offering and scale in the region. Further, we recently executed a 10-year extension of certain gathering agreements with a key customer in the Williston Basin, extending our weighted average contract life from four years to eight years in the basin. In the Permian, we executed a new precedent agreement for 100 MMcf/d of firm capacity behind the Double E Pipeline, tied to an expansion of a processing plant located in Lea County, New Mexico. The agreement is contingent upon satisfaction of certain customary conditions precedent and is subject to customer providing notice of its final investment decision to construct the new plant. We currently expect a Q4 2026 in-service date for the new plant connection and associated firm transportation agreement. Double E remains a highly strategic asset in the Delaware Basin and we continue to believe the pipeline is well positioned for additional commercial contracts and growth.”
Second Quarter 2025 Business Highlights
SMC's average daily natural gas throughput on its wholly owned operated systems increased 3.3% to 912 MMcf/d, while liquids volumes increased 5.4% to 78 Mbbl/d, relative to the first quarter of 2025. Double E pipeline

EXHIBIT 99.1
transported an average of 682 MMcf/d and contributed $8.3 million in adjusted EBITDA, net to SMC, for the second quarter of 2025.
Natural gas price-driven segments:
•Natural gas price-driven segments generated $35.4 million in combined segment adjusted EBITDA, a 3.3% increase relative to the first quarter and combined capital expenditures of $14.6 million in the second quarter of 2025.
•Mid-Con segment adjusted EBITDA totaled $24.9 million, an increase of $2.4 million relative to the first quarter of 2025, primarily due to an increase in volume throughput on the system and higher natural gas sales. Volume throughput on the system increased by 2.9% primarily due to three new well connections in the Arkoma and six new well connections in the Barnett, partially offset by natural productions declines. Subsequent to quarter end, six new wells were connected in the Arkoma and four new wells were connected in the Barnett, bringing year-to-date total well connections to 30 in the Mid-Con segment. Additionally, a key customer in the Arkoma is expected to mobilize a rig in the third quarter to begin an additional 20-well development program. There is currently one rig running in the Barnett and one expected in the Arkoma, with 17 DUCs behind the system.
•Piceance segment adjusted EBITDA totaled $10.5 million, a decrease of $1.3 million relative to the first quarter of 2025, primarily due to higher operating expenses and a 1.1% decrease in volume throughput. There were no new wells connected to the system during the quarter.
Oil price-driven segments:
•Oil price-driven segments generated $33.5 million of combined segment adjusted EBITDA, representing a 1.2% increase relative to the first quarter of 2025, and had combined capital expenditures of $10.8 million.
•Rockies segment adjusted EBITDA totaled $25.2 million, an increase of $0.4 million relative to the first quarter of 2025, primarily due to a 5.4% increase in liquids volume throughput and 14.0% increase in natural gas volume throughput from the acquisition of Moonrise Midstream in the DJ Basin on March 10, 2025, partially offset by a reduction in realized commodity prices, lower margin mix and higher operating expenses in the DJ Basin. Relative to the first quarter, realized residue gas prices decreased approximately 40%, realized NGL prices decreased approximately 10% and realized condensate prices decreased approximately 15%, which had an estimated Adjusted EBITDA impact of approximately $2.0 million. Volumes on Summit’s legacy DJ Basin system, excluding incremental volumes from the Moonrise Midstream acquisition, were flat quarter-over-quarter, however, margin mix decreased as a result of higher volume contribution from lower margin contracts, which had an estimated Adjusted EBITDA impact of approximately $1.0 million. Additionally, segment operating expenses and general & administrative expenses increased by approximately $4.5 million relative to the first quarter, which included approximately $1.0 million of timing-related items and one-time costs, which is expected to normalize over the balance of the year. There were 38 new wells connected during the quarter, including 32 in the DJ Basin and 6 in the Williston Basin. There are currently two rigs running and approximately 85 DUCs behind the systems.
•Permian segment adjusted EBITDA totaled $8.3 million, a slight increase from the first quarter of 2025, primarily due to a 2.8% increase in volumes shipped on the Double E Pipeline leading to an increase in proportionate adjusted EBITDA from our Double E joint venture.

EXHIBIT 99.1
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Average daily throughput (MMcf/d):
Northeast (1)	—	95	—	404
Rockies	147	130	138	127
Piceance	263	289	265	301
Mid-Con	502	202	496	191
Aggregate average daily throughput	912	716	899	1,023

Average daily throughput (Mbbl/d):
Rockies	78	75	76	75
Aggregate average daily throughput	78	75	76	75

Ohio Gathering average daily throughput (MMcf/d) (2)	—	—	—	425

Double E average daily throughput (MMcf/d) (3)	682	549	673	508
_________
(1)Exclusive of Ohio Gathering due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In thousands)		(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$—	$1,613	$—	$30,634
Rockies	25,235	22,858	50,104	45,732
Permian (3)	8,300	7,697	16,570	14,962
Piceance	10,474	12,848	22,260	28,081
Mid-Con	24,900	5,420	47,357	10,520
Total	$68,909	$50,436	$136,291	$129,929
Less: Corporate and Other (4)	7,815	7,288	17,691	16,722
Adjusted EBITDA (5)	$61,094	$43,148	$118,600	$113,207
__________
(1)Segment adjusted EBITDA is a non-GAAP financial measure. We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income (excluding interest income), (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to minimum volume commitments ("MVC") shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) share-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding

EXHIBIT 99.1
impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
(5)Adjusted EBITDA is a non-GAAP financial measure.
Capital Expenditures
Capital expenditures totaled $26.4 million in the second quarter of 2025, inclusive of maintenance capital expenditures of $5.5 million. Capital expenditures in the second quarter of 2025 were primarily related to pad connections in the Rockies and Mid-Con segments and compressor relocations from the Piceance to the Arkoma.

	Six Months Ended June 30,
	2025	2024
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$—	$2,817
Rockies	22,321	20,468
Piceance	1,200	873
Mid-Con	21,726	525
Total reportable segment capital expenditures	$45,247	$24,683
Corporate and Other	1,749	2,237
Total cash paid for capital expenditures	$46,996	$26,920
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
Capital & Liquidity
As of June 30, 2025, SMC had $20.9 million in unrestricted cash on hand and $140 million drawn under its $500 million ABL Revolver with $359 million of borrowing availability, after accounting for $0.8 million of issued, but undrawn letters of credit. As of June 30, 2025, SMC’s gross availability based on the borrowing base calculation in the credit agreement was $529 million, which is $29 million greater than the $500 million of lender commitments to the ABL Revolver. As of June 30, 2025, SMC was in compliance with all financial covenants, including interest coverage of 2.7x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 0.5x relative to a maximum first lien leverage ratio of 2.5x. As of June 30, 2025, SMC reported a total leverage ratio of approximately 4.1x, excluding the potential earnout liability in connection with the Tall Oak Acquisition.
As of June 30, 2025, the Permian Transmission Credit Facility balance was $121.3 million, a reduction of $4.0 million relative to the March 31, 2025 balance of $125.3 million due to scheduled mandatory amortization. Summit Midstream Permian has $4.6 million of cash-on-hand as of June 30, 2025. The Permian Transmission Term Loan remains non-recourse to SMC.
MVC Shortfall Payments
SMC billed its customers $4.2 million in the second quarter of 2025 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the second quarter of 2025, SMC recognized $4.2 million of gathering revenue associated with MVC shortfall payments. SMC had $0.0 million of adjustments to MVC shortfall payments in the second quarter of 2025. SMC’s MVC shortfall payment mechanisms contributed $4.2 million of total adjusted EBITDA in the second quarter of 2025.

EXHIBIT 99.1

	Three Months Ended June 30, 2025
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$—	$—	$(9)	$(9)
Piceance	4,219	4,219	—	$4,219
Northeast	—	—	—	—
Mid-Con	—	—	—	—
Total MVC shortfall payment adjustments	$4,219	$4,219	$(9)	$4,210

Total (1)	$4,219	$4,219	$(9)	$4,210

	Six months ended June 30, 2025
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$572	$572	$(9)	$563
Piceance	8,452	8,452	—	$8,452
Northeast	—	—	—	—
Mid-Con	—	—	—	—
Total MVC shortfall payment adjustments	$9,024	$9,024	$(9)	$9,015

Total (1)	$9,024	$9,024	$(9)	$9,015
(1)Exclusive of Double E due to equity method accounting.
Quarterly Dividend
The board of directors of Summit Midstream Corporation continued to suspend cash dividends payable on its common stock for the period ended June 30, 2025. The next cash dividend on the Series A Preferred stock, for the period ended September 14, 2025, will be paid to preferred shareholders of record as of the close of business on September 1, 2025. All unpaid dividends on the Series A Preferred Stock from prior periods remain accrued.
Second Quarter 2025 Earnings Call Information
SMC will host a conference call at 10:00 a.m. Eastern on August 12, 2025, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q2 2025 Summit Midstream Corporation Earnings Conference Call (https://register-conf.media-server.com/register/BI6c9b38895aa949c6b76c19f7c8d0247a). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call.

EXHIBIT 99.1
While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMC's website at www.summitmidstream.com.
Upcoming Investor Conferences
Members of SMC’s senior management team will attend Citi’s 2025 Natural Resources Conference which will take place on August 12–14, 2025. The presentation materials associated with this event will be accessible through the Investors section of SMC’s website at www.summitmidstream.com prior to the beginning of the conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, segment adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, share-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash dividends and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

EXHIBIT 99.1
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred shareholders less growth capital expenditures, less investments in equity method investees, less dividends to common and preferred shareholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Corporation
SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Arkoma Basin, which includes the Woodford and Caney shale formations in Oklahoma; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would" and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in its 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 11, 2025, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(In thousands)
ASSETS
Cash and cash equivalents	$20,901	$22,822
Restricted cash	4,603	2,377
Accounts receivable	84,580	77,058
Other current assets	5,987	16,014
Total current assets	116,071	118,271
Property, plant and equipment, net	1,853,154	1,785,029
Intangible assets, net	160,049	154,279
Investment in equity method investee	268,311	269,561
Other noncurrent assets	25,458	32,344
TOTAL ASSETS	$2,423,043	$2,359,484

LIABILITIES AND EQUITY
Trade accounts payable	$30,881	$25,162
Accrued expenses	29,906	38,176
Deferred revenue	9,811	9,595
Ad valorem taxes payable	9,001	9,544
Accrued compensation and employee benefits	6,701	11,222
Accrued interest	26,953	21,711
Accrued environmental remediation	1,663	1,430
Accrued settlement payable	6,667	6,667
Current portion of long-term debt	16,766	16,580
Other current liabilities	19,037	34,714
Total current liabilities	157,386	174,801
Deferred tax liabilities, net	75,054	63,326
Long-term debt, net	1,058,663	976,995
Noncurrent deferred revenue	22,196	25,373
Noncurrent accrued environmental remediation	387	768
Other noncurrent liabilities	13,371	20,150
TOTAL LIABILITIES	1,327,057	1,261,413
Commitments and contingencies

Mezzanine Equity
Subsidiary Series A Preferred Units	136,960	132,946
Equity
Series A Preferred Shares	110,508	110,230
Common stock, $0.01 par value	122	106
Class B Common Stock, $0.01 par value	65	75
Additional paid-in capital	634,508	540,714
Accumulated deficit	(193,248)	(183,333)
Total Company stockholders' equity	551,955	467,792
Noncontrolling interest	407,071	497,333
Total Equity	959,026	965,125
TOTAL LIABILITIES AND EQUITY	$2,423,043	$2,359,484

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In thousands, except per unit amounts)
Revenues:
Gathering services and related fees	$64,182	$45,213	$128,347	$107,198
Natural gas, NGLs and condensate sales	66,345	47,959	125,672	97,051
Other revenues	9,690	8,143	18,895	15,937
Total revenues	140,217	101,315	272,914	220,186
Costs and expenses:
Cost of natural gas and NGLs	35,914	29,619	71,348	59,801
Operation and maintenance	39,241	23,440	72,771	48,452
General and administrative	15,516	14,164	32,116	28,949
Depreciation and amortization	30,055	23,917	58,572	51,784
Transaction costs	1,061	3,271	3,854	11,062
Acquisition integration costs	4,155	—	5,399	40
Loss on asset sales, net	—	34	—	7
Long-lived asset impairments	71	20	71	67,936
Total costs and expenses	126,013	94,465	244,131	268,031
Other income, net	378	2,131	9,435	2,118
Gain (loss) on interest rate swaps	(500)	920	(1,466)	3,510
Gain (loss) on sale of business	—	(2,192)	(43)	84,010
Gain on sale of equity method investment	—	—	—	126,261
Interest expense	(23,864)	(31,457)	(46,401)	(69,303)
Loss on early extinguishment of debt	—	(4,964)	—	(4,964)
Income from equity method investees	4,802	4,280	9,642	14,918
Income (loss) before income taxes	(4,980)	(24,432)	(50)	108,705
Income tax benefit	752	654	456	444
Net income (loss)	$(4,228)	$(23,778)	$406	$109,149

Net income (loss) per share:
Common stock – basic	$(0.66)	$(2.91)	$(0.83)	$9.00
Common stock – diluted	$(0.66)	$(2.91)	$(0.83)	$8.57

Weighted-average number of shares outstanding:
Common stock – basic	12,241	10,649	12,005	10,549
Common stock – diluted	12,241	10,649	12,005	11,081
__________

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In thousands)
Other financial data:
Net income (loss)	$(4,228)	$(23,778)	$406	$109,149
Net cash provided by (used in) operating activities	37,213	(12,643)	53,243	30,973
Capital expenditures	26,390	10,522	46,996	26,920
Contributions to equity method investees	575	442	3,063	442
Adjusted EBITDA	61,094	43,148	118,600	113,207
Cash flow available for distributions (1)	32,356	11,697	65,885	44,231
Free Cash Flow	9,222	2,723	20,576	19,901
Dividends (2)	3,382	n/a	6,741	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	912	716	899	1,023
Aggregate average daily throughput – liquids (Mbbl/d)	78	75	76	75

Ohio Gathering average daily throughput (MMcf/d) (3)	—	—	—	425
Double E average daily throughput (MMcf/d) (4)	682	549	673	508
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents dividends declared and ultimately paid or expected to be paid to preferred and common shareholders in respect of a given period. On May 3, 2020, the board of directors of Summit Midstream Corporation announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC. The board of directors of Summit Midstream Corporation reinstated cash dividends on its Series A Preferred Stock beginning on March 14, 2025.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(4,228)	$(23,778)	$406	$109,149
Add:
Interest expense	23,864	31,457	46,401	69,303
Income tax benefit	(752)	(654)	(456)	(444)
Depreciation and amortization (1)	30,289	24,152	59,041	52,254
Proportional adjusted EBITDA for equity method investees (2)	7,444	6,842	14,848	27,517
Adjustments related to capital reimbursement activity (3)	(1,930)	(2,728)	(3,876)	(5,651)
Share-based and noncash compensation	2,362	2,086	4,737	4,858
(Gain) loss in fair value of Tall Oak earn out	544	—	(8,479)	—
Loss on early extinguishment of debt	—	4,964	—	4,964
Loss on asset sales, net	—	34	—	7
Long-lived asset impairment	71	20	71	67,936
(Gain) loss on interest rate swaps	500	(920)	1,466	(3,510)
(Gain) loss on sale of business	—	2,192	43	(84,010)
Gain on sale of equity method investment	—	—	—	(126,261)
Other, net (4)	7,732	3,761	14,040	12,013
Less:
Income from equity method investees	4,802	4,280	9,642	14,918
Adjusted EBITDA	$61,094	$43,148	$118,600	$113,207
Less:
Cash interest paid	5,309	56,597	39,508	65,807
Cash paid for taxes	180	15	265	15
Senior notes interest adjustment (5)	17,789	(28,779)	4,935	(3,134)
Maintenance capital expenditures	5,460	3,618	8,007	6,288
Cash flow available for distributions (6)	$32,356	$11,697	$65,885	$44,231
Less:
Growth capital expenditures	20,930	6,904	38,989	20,632
Investment in equity method investee	575	442	3,063	442
Distributions on Subsidiary Series A Preferred Units	1,629	1,628	3,257	3,256
Free Cash Flow	$9,222	$2,723	$20,576	$19,901
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the six months ended June 30, 2025, the amount includes $7.7 million of transaction and other costs and $5.4 million of integration costs. For the six months ended June 30, 2024, the amount includes $13.3 million of transaction and other costs.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2026 Secured Notes and the 12.00% Senior Notes (the “2026 Unsecured Notes”) was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(6)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Six Months Ended June 30,
	2025	2024
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$53,243	$30,973
Add:
Interest expense, excluding amortization of debt issuance costs	44,422	62,400
Income tax benefit, excluding federal income taxes	98	(444)
Changes in operating assets and liabilities	15,462	11,915
Proportional adjusted EBITDA for equity method investees (1)	14,848	27,517
Adjustments related to capital reimbursement activity (2)	(3,876)	(5,651)
Realized gain on swaps	(1,784)	(2,657)
Other, net (3)	14,039	14,518
Less:
Distributions from equity method investees	13,955	23,659
Noncash lease expense	3,897	1,705
Adjusted EBITDA	$118,600	$113,207
Less:
Cash interest paid	39,508	65,807
Cash paid for taxes	265	15
Senior notes interest adjustment (4)	4,935	(3,134)
Maintenance capital expenditures	8,007	6,288
Cash flow available for distributions (5)	$65,885	$44,231
Less:
Growth capital expenditures	38,989	20,632
Investment in equity method investee	3,063	442
Distributions on Subsidiary Series A Preferred Units	3,257	3,256
Free Cash Flow	$20,576	$19,901
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the six months ended June 30, 2025, the amount includes $7.7 million of transaction and other costs and $5.4 million of integration costs. For the six months ended June 30, 2024, the amount includes $13.3 million of transaction and other costs.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2026 Secured Notes and the 12.00% Senior Notes (the “2026 Unsecured Notes”) was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(5)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Corporation